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Exhibit 99.1

FOR IMMEDIATE RELEASE

TYCO FILES RESTATED FINANCIALS

        PEMBROKE, Bermuda, July 29, 2003—Tyco International Ltd. (NYSE: TYC, BSX: TYC, LSE: TYI) today announced that, following discussions with the Securities and Exchange Commission, it has restated its historical financial statements.

        The restatement includes two previously recorded charges related to the ADT business, which were recorded in the quarter ended March 31, 2003, reflecting a change in the amortization method for customer contracts acquired through the ADT dealer program ($364.5 million pre-tax) and a change in accounting for the ADT dealer program connect fee ($265.5 million pre-tax).

        As previously announced, the Company is restating pre-tax charges of $434.5 million recorded in the quarter ended March 31, 2003 for items related to prior periods and pre-tax charges of $261.6 million recorded in the quarter ended December 31, 2001.

        In addition to these charges, the Company is also restating prior periods for $71.5 million in pre-tax charges primarily related to workers' compensation and general liability accruals recorded in the quarter ended March 31, 2003. The restatement of prior period results also includes $46.6 million of cumulative pre-tax charges related to split dollar life insurance arrangements for former senior executives. The previously announced charges have also been adjusted for an incremental cumulative tax benefit of $116 million as of March 31, 2003.

        The Company today filed restated financial statements that reflect all of the above charges in amendments to its Annual Report on Form 10-K for the fiscal year ended September 30, 2002, as well as its Quarterly Reports on Form 10-Q for the quarters ended December 31, 2002 and March 31, 2003. For a description of the charges discussed above and other components of the restatement, please see Note 1 and Management's Discussion and Analysis in the Company's amended filings available at www.tyco.com.

        This restatement pushes back the adjustments referred to above into the historical periods to which they relate. The effects of the restatement of these charges are to reduce the Company's previously reported results for fiscal years 1998-2001 and to improve the previously reported results for fiscal 2002 and the first six months of fiscal 2003.

        Tyco does not anticipate that the restatement will have any adverse impact on its operating results or cash flows for the remainder of fiscal 2003 or future years. The Company continues to be in compliance with the covenant tests under its various financing agreements in each of the affected quarters.

        The Company believes that the restatement addresses all of the significant remaining issues identified as part of the SEC Division of Corporation Finance's ongoing review of its periodic reports. It continues to be involved in a dialogue with the SEC Corporation Finance Staff, however, and the review is not yet complete. The Company is working to resolve any remaining comments to its periodic reports as expeditiously as possible. There can be no assurance that the resolution of any such remaining Staff comments will not necessitate further amendments or restatements to the Company's previously filed periodic reports.

ABOUT TYCO INTERNATIONAL LTD.

        Tyco International Ltd. is a diversified manufacturing and service company. Tyco is the world's largest manufacturer and servicer of electrical and electronic components; the world's largest designer, manufacturer, installer and servicer of undersea telecommunications systems; the world's largest manufacturer, installer and provider of fire protection systems and electronic security services and the world's largest manufacturer of specialty valves. Tyco also holds strong leadership positions in medical device products, and plastics and adhesives. Tyco operates in more than 100 countries and had fiscal 2002 revenues from continuing operations of approximately $36 billion.

FORWARD-LOOKING STATEMENTS

        This release may contain certain "forward- looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements in this release include statements addressing the following subjects: future financial condition and operating results. Economic, business, competitive and/or regulatory factors affecting Tyco's businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward- looking statements.

        More detailed information about these and other factors is set forth in Tyco's Annual Report on Form 10-K for the fiscal year ended September 30, 2002, as amended, and in Tyco's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as amended. Tyco is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Contact:	Gary Holmes (Media): 212-424-1314 Ed Arditte (Investors): 212-424-1390

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TYCO FILES RESTATED FINANCIALS